Exhibit 99.1

Arista Announces Departure of CFO Kelyn Brannon

Andreas Bechtolsheim to Serve as Acting Chief Financial Officer

SANTA CLARA, Calif. -- April 1, 2015 -- Arista Networks, Inc. (NYSE: ANET) today announced that CFO Kelyn Brannon will leave the company for personal reasons. Ms. Brannon has served Arista as CFO since July 2013, playing an instrumental role in taking the company public in June 2014 at NYSE.

“Kelyn helped strengthen our financial foundation as we evolved from a private to a public company, which will serve our company, and our shareholders well for the long term. We thank her for her services and wish Kelyn much success in the future,” said Jayshree Ullal, President and CEO for Arista Networks.

“It’s been an incredible journey at Arista over the past two years,” said Kelyn Brannon, CFO for Arista Networks. “I believe Arista’s solid financial foundation positions the company well for long-term and ongoing success.”

The Company has begun the search for a new Chief Financial Officer. In the meantime, Andreas Bechtolsheim will serve as acting CFO.

About Arista Networks

Arista Networks was founded to deliver software-driven cloud networking solutions for large data center and computing environments. Arista’s award-winning 10/40/100 GbE switches redefine scalability, robustness, and price-performance, with over 3,000 customers and more than three million cloud networking ports deployed worldwide. At the core of Arista’s platform is EOS, an advanced network operating system. Arista Networks products are available worldwide through distribution partners, systems integrators and resellers. ARISTA, EOS and Spline are among the registered and unregistered trademarks of Arista Networks, Inc. in jurisdictions around the world. Other company names or product names may be trademarks of their respective owners.

Additional information and resources can be found at http://www.arista.com

Media Contact

Amanda Jaramillo

Corporate Communications

Tel: (408) 547-5798

amanda@arista.com

Investor Contact

Chuck Elliott

Product and Investor Advocacy

Tel: (408) 547-5549

chuck@arista.com